EXHIBIT 5.1

[LETTERHEAD OF LATHAM & WATKINS LLP]

June 25, 2003

TiVo Inc.

2160 Gold Street

P.O. Box 2160

Alviso, California 95002

Re:    Registration Statement on Form S-3; $4,553,760 Aggregate Offering Price

          of Shares of Common Stock, par value $.001 per Share

Ladies and Gentlemen:

In connection with the registration of up to $4,553,760 aggregate offering price of shares of common stock, par value $.001 per share (the “Common Stock”) by TiVo Inc., a Delaware corporation (the “Company”), under the Securities Act of 1933, as amended, on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on the date hereof pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), you have requested our opinion with respect to the matters set forth below. The Registration Statement incorporates by reference the contents of the registration statement on Form S-3 (File No. 333-53152) ( as amended to date, the “Initial Registration Statement”) filed by the Company with the Commission on January 3, 2001, including the prospectus contained therein (as amended to date, the “Prospectus”) as supplemented by one or more prospectus supplements (each a “Prospectus Supplement”).

In our capacity as your special counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares, and for the purposes of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed. In addition, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.

We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws.

Subject to the foregoing, it is our opinion as of the date hereof that when the Registration Statement and any required post-effective amendments thereto have become effective under the Securities Act and any and all Prospectus Supplement(s) required by applicable laws have been delivered and filed as required by such laws, and upon adoption by the Board of Directors of the Company or a duly authorized committee thereof of a resolution in form and content as required by applicable

TiVo Inc.

June 25, 2003

law and upon issuance and delivery of and payment of legal consideration in excess of the par value thereof for shares of Common Stock in the manner contemplated by the Registration Statement, the Prospectus and the related Prospectus Supplement(s) and by such resolution, and assuming that (i) the terms of such shares as executed and delivered are as described in the Registration Statement, the Prospectus and the related Prospectus Supplement(s) and (ii) at the time of issuance of such shares, the Company has a sufficient number of authorized but unissued shares under its certificate of incorporation, such shares of Common Stock will be validly issued, fully paid and nonassessable.

We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in any Prospectus Supplement under the heading “Legal Matters.”

Very truly yours,

/s/    Latham & Watkins LLP